Exhibit 99.1

Jibestream Inc.

Consolidated Financial Statements

December 31, 2018, December 31, 2017 and January 1, 2017

Independent Auditor’s Report

To the Shareholders of Jibestream Inc.:

Opinion

We have audited the consolidated financial statements of Jibestream Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2018 and December 31, 2017 and January 1, 2017, and the consolidated statements of loss and comprehensive loss, changes in deficit and cash flows for the years ended December 31, 2018 and December 31, 2017, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2018 and December 31, 2017 and January 1, 2017, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to the Going Concern Assumption

Without qualifying our opinion, we draw attention to Note 3 of the notes to the consolidated financial statements which indicates that the Company incurred net losses of $1,600,707 and $1,943,083 for the years ended December 31, 2018 and December 31, 2017, respectively. As at December 31, 2018, the Company has a working capital deficiency of $3,240,378. These conditions, along with other matters set forth in Note 3, indicate the existence of material uncertainty that may cast significant doubt as to the Company’s ability to continue as a going concern.

Emphasis of Matter - Comparative Information

Without modifying our opinion, we draw attention to Note 3 to the consolidated financial statements which describes that Jibestream Inc. adopted International Financial Reporting Standards on January 1, 2018 with a transition date of January 1, 2017. These standards were applied retrospectively by management to the comparative information in these consolidated financial statements, including the consolidated statement of financial position as at December 31, 2017 and January 1, 2017, and the consolidated statements of loss and comprehensive loss, changes in deficit and cash flows for the year ended December 31, 2017 and related disclosures.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

Toronto, Ontario	Chartered Professional Accountants

July 15, 2019	Licensed Public Accountants

Jibestream Inc.

Consolidated Statements of Financial Position

As at December 31, 2018, December 31, 2017 and January 1, 2017

			January 1
	2018	2017	2017

Assets
Current
Cash	18,058	215,166	287,215
Restricted short-term investments (Note 8)	205,000	-	-
Accounts receivable (Note 5)	285,728	709,430	375,133
Investment tax credits receivable (Note 6)	45,000	113,613	588,023
Prepaid expenses and deposits	80,104	89,163	50,206
Unbilled revenue	-	358,930	877,455

	633,890	1,486,302	2,178,032
Non-current
Property and equipment (Note 7)	22,132	47,225	71,355

	656,022	1,533,527	2,249,387

Liabilities
Current
Bank indebtedness (Note 8)	394,000	420,000	-
Accounts payable and accrued liabilities (Note 12)	272,680	295,625	404,214
Deferred rent	102,367	141,994	175,005
Deferred revenue	1,451,887	1,438,664	1,064,364
Convertible promissory notes (Note 12)	47	-	-
Current portion of long-term debt (Note 9)	221,621	22,396	-
Current portion of convertible debentures (Note 10)	550,080	594,890	-
Current portion of promissory notes - shareholders (Note 11)	36,770	69,722	91,465
Derivative liability - convertible debentures (Note 10)	142,816	130,261	171,817
Derivative liability - convertible promissory notes (Note 12)	702,000	-	-

	3,874,268	3,113,552	1,906,865
Non-current
Long-term debt (Note 9)	344,441	431,786	-
Convertible debentures (Note 10)	-	-	438,936
Promissory notes - shareholders (Note 11)	341,665	330,772	321,355
Preferred shares (Note 15)	1,903,800	1,903,800	1,903,800

	6,464,174	5,779,910	4,570,956

Commitments (Note 13)

Subsequent event (Note 21)

Shareholders’ Deficit
Share capital (Note 15)	150,100	150,100	150,100
Deficit	(6,131,711)	(4,531,004)	(2,587,921)
Contributed surplus (Note 14)	173,459	134,521	116,252

	(5,808,152)	(4,246,383)	(2,321,569)

	656,022	1,533,527	2,249,387

The accompanying notes are an integral part of these consolidated financial statements

Jibestream Inc.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31, 2018 and December 31, 2017

	2018	2017

Revenue (Note 20)	3,163,210	3,708,560

Operating expenses
Salaries, wages and benefits (Note 6)	3,144,508	3,975,873
Office and general	416,921	451,701
Occupancy	344,712	351,212
Interest (Note 8), (Note 9), (Note 10), (Note 11), (Note 12)	171,310	119,149
Advertising and promotion	125,619	158,798
Travel and entertainment	118,590	112,861
Professional fees	110,922	192,950
Bad debts	58,113	62,079
Amortization	25,093	34,874
Sub-contracts	7,004	-
Foreign exchange loss (gain)	(70,603)	84,250
Dues and memberships	-	2,034

Other expenses (income)
Accretion expense (Note 10), (Note 12)	215,634	129,149
Loss (gain) on derivative liability - convertible debentures (Note 10)	12,555	(41,556)
Gain on extinguishment of convertible debentures (Note 10)	(287,399)	-
Loss on derivative liability - convertible promissory notes (Note 12)	332,000	-
Share-based compensation (Note 14)	38,938	18,269

	311,728	105,862

Loss before income taxes	(1,600,707)	(1,943,083)
Net loss and comprehensive loss	(1,600,707)	(1,943,083)

The accompanying notes are an integral part of these consolidated financial statements

Jibestream Inc.

Consolidated Statements of Changes in Deficit

For the years ended December 31, 2018 and December 31, 2017

	Share capital	Contributed surplus	Deficit	Total Shareholders’ Deficit

Balance January 1, 2017	150,100	116,252	(2,587,921)	(2,321,569)
Net loss and comprehensive loss	-	-	(1,943,083)	(1,943,083)
Recognition of share-based compensation	-	18,269	-	18,269

Balance December 31, 2017	150,100	134,521	(4,531,004)	(4,246,383)
Net loss and comprehensive loss	-	-	(1,600,707)	(1,600,707)
Recognition of share-based compensation	-	38,938	-	38,938

Balance December, 31, 2018	150,100	173,459	(6,131,711)	(5,808,152)

The accompanying notes are an integral part of these consolidated financial statements

Jibestream Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and December 31, 2017

	2018	2017

Cash provided by (used for) the following activities Operating activities
Net loss and comprehensive loss	(1,600,707)	(1,943,083)
Share-based compensation	38,938	18,269
Accrued interest on convertible debentures	26,681	22,757
Amortization of property and equipment	25,093	34,874
Accrued interest on promissory notes - shareholders	10,522	10,940
Loss (gain) on derivative liability - convertible debentures (Note 10)	12,555	(41,556)
Accretion expense	215,634	129,149
Amortization of financing fees	321	4,048
Gain on extinguishment of convertible debentures (Note 10)	(287,399)	-
Loss on derivative liability - convertible promissory notes (Note 12)	332,000	-

	(1,226,362)	(1,764,602)
Changes in working capital accounts
Accounts receivable	423,702	(334,297)
Prepaid expenses and deposits	9,059	(38,957)
Accounts payable and accrued liabilities	(22,945)	(108,589)
Unbilled revenue	358,930	518,525
Deferred revenue	13,223	374,300
Investment tax credits receivable	68,613	474,410
Deferred rent	(39,627)	(33,011)

	(415,407)	(912,221)

Financing activities
Bank indebtedness	(26,000)	420,000
Purchase of short-term investments	(205,000)	-
Proceeds from long-term debt	111,880	454,182
Repayments of promissory notes - shareholders	(32,581)	(23,266)
Proceeds from issuance of convertible promissory notes	370,000	-

	218,299	850,916

Investing activities
Purchases of property and equipment	-	(10,744)

	-	(10,744)

Change in cash	(197,108)	(72,049)
Cash, beginning of year	215,166	287,215

Cash, end of year	18,058	215,166

The accompanying notes are an integral part of these consolidated financial statements

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

1.	Incorporation and nature of operations

Jibestream Inc. (the “Company”) was incorporated under the laws of Canada on August 24, 2009. The Company’s principal business activities are the development, sales, marketing and support of software solutions for mapping, proximity, data and business rules in the retail, healthcare, corporate campus and government sectors. The Company’s solutions are sold through an established group of strategic partners, value added resellers and a direct sales team. The Company’s solutions are powered by its proprietary technology. While the Company’s products are available internationally through resellers in Europe, Asia Pacific and Latin American regions, the majority of its sales are generated in North America. The Company’s head office and principal address is Suite 101, 455 Dovercourt Road, Toronto, Ontario, Canada, M6H 2W3.

2.	First time adoption and statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), issued by the International Accounting Standards Board (“IASB”). This is the first time the Company has prepared its consolidated financial statements in accordance with IFRS, having previously prepared its consolidated financial statements in accordance with Canadian Accounting Standards for private entities (“ASPE”). IFRS 1 (“IFRS 1”) has been applied in preparing these consolidated financial statements.

The significant accounting policies described in Note 4 have been applied consistently to all periods presented, including the opening consolidated statement of financial position as at January 1, 2017 (IFRS transition date).

These consolidated financial statements were approved by the Company’s board of directors on July 15, 2019.

3.	Basis of preparation

Basis of measurement and going concern

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. The Company incurred net losses of $1,600,707 and $1,943,083 for the years ended December 31, 2018 and December 31, 2017, respectively. As at December 31, 2018, the Company has a working capital deficiency of $3,240,378. Furthermore, the Company is in negotiations with several of it’s creditors to renegotiate agreements as the Company has breached related covenants which provides its creditors with the right to demand repayment of the related debt (see Notes 8, 9, 10 and 11 for further details). These conditions raise significant doubt and cast material uncertainty as to the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to successfully renegotiate the terms of its existing debt, obtain sufficient financing going forward and to generate sufficient cash flows from operations and otherwise to meet its obligations as they come due. It cannot be determined at this time whether these objectives will be realized.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and it’s wholly-owned subsidiary Jibestream USA Inc.

Subsidiaries are entities controlled by the Company. Control is achieved where the Company is exposed, or has rights, to variable returns from its involvement with the investee and it has the ability to affect those returns through its power over the investee. In assessing control, only rights which give the Company the current ability to direct the relevant activities and that the Company has the practical ability to exercise, is considered.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

3.	Basis of preparation (Continued from previous page)

Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.

Significant accounting judgments and estimates

The preparation of the Company’s consolidated financial statements requires management to make judgments and estimates that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainties about these judgments and estimates could result in outcomes that would require a material adjustment to the carrying amount of the asset or liability affected in the future. The most significant judgments and estimates are as follows:

Judgments

Revenue Recognition

The Company examines the contracts with their customers to determine the individual performance obligations and then allocates the consideration of the contract to each performance obligation. The Company generates revenue principallythrough the sales of software solutions/products and services related to the design and implementation of that software.The Company has determined that performance of the service obligation occurs evenly over the contract term and recognizes revenue rateably over the life of the contract. The Company has determined that performance of the design and implementation of that software occurs over time and has such recognized the revenue over time by measuring the progress towards complete satisfaction of the performance obligation.

Compound financial instruments

The Company examines the terms of its compound financial instruments for the correct classification in shareholders’ deficit and/or in liabilities. The Company’s convertible debenture has a conversion feature whereby the conversion price is not fixed. This results in liability classification of the conversion feature, and as such is measured at fair value with changes in fair value taken to loss at the end of each reporting period. The Company’s convertible promissory notes have a conversion feature whereby the holders are entitled to payments equal to three times the outstanding principal and interest upon the occurrence of a liquidity event. This results in liability classification of the conversion feature as the probability of a future liquidity event is uncertain, and as such is measured at fair value with changes in fair value taken to loss at the end of each reporting period.

Embedded derivatives

Estimating the fair value of conversion features requires determining the most appropriate valuation model, which is dependent on the term and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the conversion feature, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating the fair value of conversion features are disclosed in Notes 10 and 12.

Functional currency

The Company’s functional currency is dependent on which currency the Company primarily operates in. The Company has assessed its revenues and expenditures, financing, and cash balances, and determined that their primary financing is denominated in Canadian dollars.

Recoverability of property and equipment carrying values

The Company assesses its property and equipment for indications of impairment at least annually or if there are events or changes in circumstances that indicate that carrying values may not be recoverable at the consolidated statement of financial position date. Such indicators include, but are not limited to: changes in the Company’s business plans, changes in market conditions and evidence of physical damage.

Determination as to whether and to what degree property and equipment are impaired, involves management’s application of judgemental on highly uncertain matters such as future selling and purchasing prices, projected revenues and expenses, the effect of inflation on operating expenses, the Company’s weighted average cost of capital and the economics of the industry.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

3.	Basis of preparation (Continued from previous page)

Going concern

The Company assesses its current liquidity and operational environment to determine if the going concern assumption is appropriate.

Key sources of estimation uncertainty

Amortization

Amortization of the Company’s property and equipment involves estimates of future useful lives and residual values. These estimates may change as more experience is obtained, thereby impacting the value of the Company’s property and equipment.

Share-based payments

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which were fully transferable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions including the estimated fair value per share, estimated stock price volatility, estimated lives of the options, estimated dividends to be paid by the Company and risk-free interest rates. Because the Company’s stock options have characteristics significantly different from those of publicly traded options and because changes in the input assumptions can materially affect the fair value estimate, such value is subject to measurement uncertainty. The effect on the consolidated financial statements from changes in such estimates in future years could be significant.

Deferred taxes

The calculation of deferred tax is based on assumptions, which are subject to uncertainty as to timing and which tax rates are expected to apply when temporary differences reverse. Deferred tax recorded is also subject to uncertainty regarding the magnitude on non-capital losses available for carry forward and of the balances in various tax pools as the corporate tax return have not been prepared as of the date of consolidated financial statement preparation.

These estimates and assumptions are reviewed periodically and, as adjustments become necessary they are reported in net loss in the years in which they become known. Actual results may differ significantly from management estimates.

Investment tax credits

Investment tax credits (“ITCs”) are recognized where there is reasonable assurance that the ITCs will be received, and all attached conditions will be complied with. When the ITCs relates to an expense item, it is netted against the related expense. Where the ITCs relate to an asset, they reduce the carrying amount of the asset. The ITCs are then recognized as income over the useful life of a depreciable asset by way of a reduced depreciation charge. The Company is actively engaged in scientific research and development (“R&D”) and, accordingly, has previously filed for ITC refunds under both the Canadian federal and Ontario provincial Scientific Research and Experimental Development (“SRED”) tax incentive programs. The ITCs recorded in the accounts are based on management’s interpretation of the Income Tax Act of Canada, provisions which govern the eligibility of R&D costs. The claims are subject to review by the Canada Revenue Agency and the Minister of Revenue for Ontario before the refunds can be released.

Recoverability of accounts receivable

Determining whether accounts receivable is recoverable requires management to exercise judgment and consider factors such as the customers credit profile, history of payments and any other factors which may indicate doubt as to recoverability.

Valuation of financial instruments

The Company uses valuation techniques that include inputs that are not based on observable market data to estimate the fair value of certain types of financial instruments. Management believes that the chosen valuation techniques and assumptions used are appropriate in determining the fair value of consolidated financial instruments.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in the consolidated financial statements.

Newly adopted accounting standards

IFRS 15 Revenue from contracts with customers

On January 1, 2018, the Company adopted IFRS 15, Revenue from contracts with customers (IFRS 15) which was issued by the IASB on May 28, 2014, and replaces IAS 18, revenue, IAS 11, construction contracts, and related interpretations on revenue for annual periods beginning on January 1, 2018, with early adoption permitted. IFRS 15 sets out the requirements for recognizing revenue that apply to all contracts with customers, except for contracts that are within the scope of the standards on leases, insurance contracts, and financial instruments. IFRS 15 was a control-based approach to recognize revenue which is a change from the risk and reward approach under IAS 18. The Company elected to use the full retrospective approach when adopting this standard., meaning the Company’s consolidated financial statements reflect the results and consolidated financial position had this standard been adopted from the date of the Company’s incorporation.

IFRS 9 Financial Instruments

The Company has adopted IFRS 9 with initial application as at January 1, 2018. The accounting policies were changed to comply with IFRS 9 and replace the provisions of IAS 39 that relate to the recognition, classification and measurement of financial assets and liabilities; derecognition of financial instruments; and impairment of assets and hedge accounting. IFRS 9 also amends other standards dealing with financial instruments such as IFRS 7.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and it’s wholly-owned subsidiary Jibestream USA Inc.

Subsidiaries are entities controlled by the Company. Control is achieved where the Company is exposed, or has rights, to variable returns from its involvement with the investee and it has the ability to affect those returns through its power over the investee. In assessing control, only rights which give the Company the current ability to direct the relevant activities and that the Company has the practical ability to exercise, is considered.

Revenue from contracts with customers

The Company recognizes revenue when it transfers control of its services to the customer. The Company follows a 5-step process to determine whether to recognize revenue:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligations are satisfied

The Company’s revenue is derived from fees for the design and implementation of the indoor mapping platform, software licensing, and ongoing monitoring and support of its software products. For purposes of revenue recognition, the design and implementation component is viewed as separable as it has the ability to be purchased in isolation and the substance of the Company’s contracts is that this component, and the software licensing and ongoing monitoring and support services, are distinct performance obligations. The following is a description of the principal activities from which the Company produces revenue.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies (Continued from previous page)

Design and Implementation Revenue

Design and implementation revenue is accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the consolidated statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

The stage of completion is assessed by reference to detailed cost estimates of work performed and estimates of work to be completed. When the outcome of a contract cannot be estimated reliably, contract revenue is recognized only to the extent of contract costs incurred that are likely to be recoverable. An expected loss on a contract is recognized immediately in the statement of operations. On an ongoing basis, the estimated total costs for projects are revised based on the information available at the end of the reporting period. Changes in estimated total costs are reflected in the percentage of completion calculation of applicable projects in the same period as the change in estimate occurs.

License, Maintenance and Support Services Revenue

For revenues generated from software licensing, maintenance and support services, the Company recognizes revenue upon delivery of the software license and on the related services as and when they are performed. To the extent that, at year end, billings to date exceed total revenue recognized to date for the contract, the excess is recognized as deferred revenue. If at year end, total revenue recognized for the contract exceeds total billings to date, the excess is recognized as an unbilled receivable.

License, maintenance and support services revenue are only recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable and the Company is reasonably assured of collection.

Foreign currency translation

These consolidated financial statements have been presented in Canadian dollars (“CAD”), the functional currency of the Company’s operations.

Transactions denominated in foreign currencies are translated into the functional currency of the Company at exchange rates prevailing at the transaction dates (spot exchange rates). Monetary assets and liabilities are retranslated at the exchange rates at the consolidated statement of financial position date. Exchange gains and losses on translation or settlement are recognized in profit or loss for the current period.

Non monetary items that are measured at historical cost are translated using the exchange rates at the date of the transaction and non monetary items that are measured at fair value are translated using the exchange rates at the date when the items’ fair value was determined. Translation gains and losses are included in profit or loss.

Investment tax credits

Investment tax credits (“ITCs”) are recognized where there is reasonable assurance that the ITCs will be received and all attached conditions will be complied with. When the ITCs relates to an expense item, it is netted against the related expense. Where the ITCs relates to an asset, it reduces the carrying amount of the asset. The ITCs is then recognized as income over the useful life of a depreciable asset by way of a reduced depreciation charge. The Company is actively engaged in scientific research and development (“R&D”) and, accordingly, has previously filed for ITC refunds under both the Canadian federal and Ontario provincial Scientific Research and Experimental Development (“SR&ED”) tax incentive programs. The ITCs recorded in the accounts are based on management’s interpretation of the Income Tax Act of Canada, provisions which govern the eligibility of R&D costs. The claims are subject to review by the Canada Revenue Agency and the Minister of Revenue for Ontario before the refunds can be released.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items of property and equipment.

Depreciation is provided using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies (Continued from previous page)

The methods of depreciation and depreciation rates applicable for each class of asset during the current and comparative period are as follows:

	Method	Rate
Computer equipment	straight-line	3 years
Furniture and fixtures	straight-line	5 years
Leasehold improvements	straight-line	Lease term

The residual value, useful life and depreciation method applied to each class of assets are reassessed at each reporting date.

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is included in the consolidated statements of operations and comprehensive income when the asset is derecognized.

Income taxes

Taxation on the profit or loss for the year comprises of current and deferred tax.

Taxation is recognized in profit or loss except to the extent that the tax arises from a transaction or event which is recognized either in other comprehensive income or directly in equity, or a business combination.

Current tax is the expected tax payable on the taxable income for the year using rates enacted or substantially enacted at the year end, and includes any adjustments to tax payable in respect of previous years.

Deferred income taxes

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. Where an asset has no deductible or depreciable amount for income tax purposes, but has a deductible amount on sale or abandonment for capital gains purposes, the amount is included in the determination of temporary differences.

Preferred shares

The Company has issued Class A convertible, redeemable preferred shares (“preferred shares”). These shares are convertible into common shares at the rate of one common share for each preferred share and are redeemable at the option of the holder. The preferred shares have a conversion feature that includes a price-based antidilution adjustment. The price-based antidilution adjustment ensures preferred shareholders are made whole in the event of a down financing round at the expense of common shareholders; therefore, the conversion feature was assessed to be a derivative liability, and measured at fair value. The residual amount, being the difference between the subscription amount and the fair value of the derivative liability at the date on which the preferred shares were issued have been classified as a financial liability presented as preferred shares as they are redeemable at the option of the holder. The derivative liability was determined to have a value of $nil as at December 31, 2018.

At each subsequent reporting date, the derivative liability is stated at fair value, with any gains or losses arising on re-measurement recognized in profit or loss.

At each subsequent reporting date, the carrying value of the liability component is accreted to the original face value of the preferred share over the redemption period.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies (Continued from previous page)

Financial instruments

The Company has adopted IFRS 9 Financial Instruments issued in July 2014 with a date of initial application of January 1, 2018.

IFRS 9 contains three principle classifications for financial assets: measured at amortized cost, fair value through other comprehensive income (“FVOCI”) and fair value through profit or loss (“FVTPL”) and eliminates the previous IAS 39 categories of held to maturity, loans and receivables and available for sale. Classification of financial assets under IFRS 9 is generally based on business model and its contractual cash flow characteristics.

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with an expected credit loss (“ECL”) model and applies to financial assets measured at amortized cost, contract assets and debt investments at FVOCI.

IFRS 9 does not apply to investments under equity instruments where IAS 39 still applies. Under the ECL model, credit losses are recognised earlier under IFRS 9 when compared to IAS 39. Adoption of IFRS 9 did not change the Company’s accounting policies for financial liabilities.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

Financial assets and liabilities at fair value through profit or loss (“FVTPL”)

A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term. Derivatives are also included in this category unless they are designated as hedges.Financial instruments are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of loss and comprehensive loss. Gains and losses arising from changes in fair value are presented in the consolidated statement of loss and comprehensive loss within other gains and losses in the period in which they arise. Financial assets and liabilities at fair value through profit or loss are classified as current except for the portion expected to be realized or paid beyond twelve months of the end of the reporting period, which are classified as non-current.

Financial assets and liabilities at amortized cost

Financial liabilities are initially recognized at the amount required to be paid less, when material, a discount to reduce the payables to fair value. Subsequently, these financial liabilities are measured at amortized cost using the effective interest method. Financial liabilities are classified as current liabilities if payment is due within twelve months. Otherwise, they are presented as non-current liabilities.

The following table shows the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Company’s financial assets and financial liabilities as at January 1, 2017. Adoption of IFRS 9 did not change the carrying value of the Company’s financial assets and liabilities.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies (Continued from previous page)

Financial Asset/Liability	Original classification under IAS 39	New classification under IFRS 9	Carrying value under IAS 39 and IFRS 9
Cash	Loans and receivables	Amortized cost	$18,058
Restricteds hort-term investments	Loans and receivables	Amortized cost	205,000
Accounts receivable, net	Loans and receivables	Amortized cost	285,728
Investment tax credit receivable	Loans and receivables	Amortized cost	45,000
Bank indebtedness	Amortized cost	Amortized cost	394,000
Accounts payable and accrued liabilities	Other financial liabilities	Amortized cost	272,680
Promissory notes - shareholders	FVTPL	FVTPL	378,435
Convertible debentures	Fair value	Fair value	550,080
Derivative liability - convertible debentures	FVTPL	FVTPL	142,816
Derivative liability - convertible promissory notes	FVTPL	FVTPL	702,000
Long-term debt	Other financial liabilities	Amortized Cost	566,062

The changes in accounting policies will also be reflected in the Company’s consolidated financial statements as at and for the year ended December 31, 2018.

Convertible debentures

The Company has issued convertible debentures which, on conversion, must be satisfied entirely in cash for an amount equal to the greater of the conversion value and the redemption value of the instrument.

The Company reviews the terms of its convertible debentures to determine whether there are embedded derivatives, including the embedded conversion option, that are required to be separated and accounted for as individual derivative financial instruments. In circumstances where the convertible debentures contain embedded derivatives that are to be separated from the debenture host contracts, the total proceeds received are first allocated to the fair value of the derivative financial instruments determined using the Black Scholes model. The remaining proceeds, if any, are then allocated to the debt host contracts, usually resulting in those instruments being recorded at a discount from their principal amount. This discount is accreted over the expected life of the instruments to profit (loss) using the effective interest method.

The debenture host contracts are subsequently recorded at amortized cost at each reporting date, using the effective interest method. The embedded derivatives are subsequently recorded at fair value at each reporting date, with changes in fair value recognized in profit (loss).

Share-based payments

Directors and employees of the Company receive remuneration in the form of share-based payment transactions, whereby Directors and employees render services as consideration for equity instruments (‘equity-settled share-based payments’).

Where equity instruments are issued and some or all of the goods or services received by the Company as consideration cannot be specifically identified, these non-identifiable goods or services are measured as the difference between the fair value of the share-based payment and the fair value of any identifiable goods or services received at the grant date.

Jibestream Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2018 and December 31, 2017

4.	Summary of significant accounting policies (Continued from previous page)

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of stock options granted is estimated using the Black-Scholes option pricing model, taking into account amounts that are believed to approximate the expected volatility of the trading price of the Company’s stock, the expected lives of the awards of stock-based compensation, the fair value of the Company’s stock and the risk-free interest rate, as determined at the grant date.

The fair value of the equity instruments granted is recognized as an expense over the estimated vesting period with a corresponding increase to contributed surplus.

Standards issued but not yet effective

The Company has not yet applied the following new standards, interpretations and amendments to standards that have been issued as at December 31, 2018 but are not yet effective. Unless otherwise stated, the Company does not plan to early adopt any of these new or amended standards and interpretations.

IFRS 16 Leases

IFRS 16, issued in January 2016, introduces a single lessee accounting model that requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. The standard will supersede IAS 17 Leases, IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15 Operating Leases - Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The Company is currently assessing the impact of this standard on its consolidated financial statements.

5.	Accounts receivable

The Company had the following receivables at the end of each reporting year:

			January 1,
	2018	2017	2017
Trade receivable	285,307	760,568	370,182
Harmonized sales tax receivable	15,362	23,774	17,784

	300,669	784,342	387,966
Less: Expected credit losses (Note 16)	14,941	74,912	12,833

	285,728	709,430	375,133

6.	Investment tax credits

The Company undertakes certain scientific research and experimental development (“SR&ED”) activities. Under a government program, a portion of these expenditures are recoverable by the Company. The Company has recorded the recovery of these expenditures for the year in the amount of $204,059 (2017 - $367,172) as a reduction in salaries, wages and benefits on the consolidated statement of loss and comprehensive loss.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

7.	Property and equipment

	Computer equipment	Furniture and fixtures	Leasehold improvements	Total
	$	$	$	$
Balance, January 1, 2017	104,995	33,209	10,400	148,604
Additions	10,743	-	-	10,743
Balance, December 31, 2017	115,738	33,209	10,400	159,347
Additions	-	-	-	-
Balance, December 31, 2018	115,738	33,209	10,400	159,347
Accumulated depreciation
Balance, January 1, 2017	66,543	9,242	1,464	77,249
Additions	26,282	6,642	1,949	34,873
Balance, December 31, 2017	92,825	15,884	3,413	112,122
Additions	16,500	6,642	1,951	25,093
Balance, December 31, 2018	109,325	22,526	5,364	137,215
Net book value
Balance, January 1, 2017	38,452	23,967	8,936	71,355
Balance, December 31, 2017	22,913	17,325	6,987	47,225
Balance, December 31, 2018	6,413	10,683	5,036	22,132

8.	Bank indebtedness

The Company has available an operating line of credit of up to a maximum of $655,000 (2017 - $655,000, January 1, 2017 - $750,000) which bears interest at 5.45% per annum. The line of credit is secured by a first-ranking general security agreement (“GSA”) covering all the assets of the Company and is payable on demand. As at December 31, 2018, the Company had drawn $394,000 (2017 - $420,000, January 1, 2017 - $nil) on its line of credit. On August 2, 2018, the creditor of the bank indebtedness (the “Indebtedness Creditor”) demanded repayment of this facility. During the year ended December 31, 2018, the Company recognized interest expense of $27,886 (2017 - $10,901) in relation to its bank indebtedness.

On October 25, 2018, the Company met the Conditions Precedent (outlined below) and executed a forbearance agreement with the Indebtedness Creditor whereby the Company acknowledged the outstanding line of credit balance of $652,076, the outstanding credit card facility with the same creditor of $19,757 and fees to date in relation to the demand for repayment of $26,815, were owed to the Indebtedness Creditor by the Company as of the date of the forbearance agreement and the Indebtedness Creditor agreed not to demand repayment of the facility until the earlier of April 30, 2019 and an event of default by the Company as described in the forbearance agreement. On May 31, 2019, the Indebtedness Creditor agreed to extend the forbearance period to July 31, 2019. The forbearance agreement was subject to the following conditions (the “Conditions Precedent”):

a)	A cash injection from the Company’s investors of $370,000 (see Note 12), of which $100,000 would be paid immediately to the Indebtedness Creditor as cash collateral;

b)	Execution of similar forbearance agreements (in form satisfactory to the Indebtedness Creditor) with the Company’s long-term debt creditors (Note 9) and the holder of the Company’s convertible debenture (Note 10);

c)	A fully executed collateral agreement with the Indebtedness Creditor; and

d)	An executed consent form from the Company to the immediate private or court appointment of an interim receiver. This consent is to be held in escrow by the Indebtedness Creditor’s legal counsel to be used in the event of the termination of the Forbearance period if the Company violates any of the terms of the forbearance agreement

Under the collateral agreement (point c) above), the Company is required to provide the Indebtedness Creditor with additional collateral as follows:

a)	$30,000 on or before November 30, 2018;

b)	$75,000 on or before December 31, 2018;

c)	$75,000 on or before January 31, 2019;

d)	$50,000 on or before February 31, 2019;and

e)	$100,000 on or before March 31, 2019.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

8.	Bank indebtedness (Continued from previous page)

As at December 31, 2018, the Indebtedness Creditor held collateral related to the Company’s bank indebtedness of $205,000 (2017 - $nil, January 1, 2017 - $nil) which has been recorded as restricted short-term investments on the consolidated statement of financial position. This collateral is being held in Guaranteed Investment Certificates bearing interest at rates ranging between 1.40% or 1.65% and maturing between October 29, 2019 and December 31, 2019. It is expected that upon the close of the pending sale of the Company (Note 21) that the Indebtedness Creditor will be repaid in full out of the sale proceeds and the collateral will be released.

Under the terms of the forbearance agreement the Company is subject to a number of financial reporting and operational obligations. Failure to meet any of these obligations constitutes and event of default and effectively voids the forbearance agreement. The Company is required to cover specific costs of the Indebtedness Creditor under the terms of the forbearance agreement. As of December 31, 2018, the Company was in compliance with the financial reporting and operational obligations of the forbearance agreement.

9.	Long-term debt

			January 1
	2018	2017	2017

Espresso Revolving Credit Facility	134,277	-	-
Eastern Ontario Community Futures Development Corporations Network Inc. Term Loan	431,785	454,182	-

	566,062	454,182	-
Less: current portion	221,621	22,396	-

	344,441	431,786	-

2019	221,621
2020	60,644
2021	67,662
2022	75,492
2023	84,228
Thereafter,	56,415

566,062

Espresso Revolving Credit Facility

This credit facility is an interest-only loan bearing interest at 15.25% per annum, and was scheduled to mature on December 1, 2018. The loan is secured by first ranking on the Company’s investment tax credits receivable. Upon the Company receiving its refund, Espresso has the option to demand repayment of this loan out of the refund proceeds.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

9.	Long-term debt (Continued from previous page)

The credit facility is subject to certain financial covenants which require the Company to maintain at least $75,000 of cash on hand. As at July 31, 2018, the Company was in violation of this covenant and Espresso had the right to demand repayment of this loan. On October 24, 2018, the Company executed a forbearance agreement with Espresso whereby Espresso agreed not to demand repayment or enforce its rights and remedies until the later of April 30, 2019 and the end of the bank indebtedness forbearance period (Note 8). On May 31, 2019, Espresso agreed to extend the forbearance period to July 31, 2019. Under the terms of the forbearance agreement interest from July 31, 2018 to the date at which the indebtedness is paid in full, shall accrue at the Default Interest Rate of 20.25% as defined in the related loan agreement. The Company was also required to pay Espresso the proceeds from the collection of its investment tax credit receivable (Note 6), within one business day of its receipt. On November 19, 2018 the Company received its July 31, 2018 investment tax credit claim of approximately $272,000 and repaid this amount to Espresso.

During the year ended December 31, 2018, the Company recognized interest expense of $50,676 (2017 - $nil) in relation to this credit facility.

Eastern Ontario Community Futures Development Corporations Network Inc. Term Loan (“SOFII loan”)

The SOFII loan bears interest at 11% per annum, is repayable in monthly blended principal and interest installments of $8,561, and matures in July 2024. The loan is secured by a GSA over all the assets of the Company which ranks subordinate to the operating line of credit GSA (Note 8) and the Espresso Revolving Credit Facility’s claim on the investment tax credits receivable.

The SOFII loan is subject to certain financial and non-financial covenants. As at December 31, 2018, the Company was in compliance with these covenants. On October 22, 2018, as required under the terms of its bank indebtedness forbearance agreement (Note 8), the Company executed a forbearance agreement with SOFII whereby SOFII agreed to interest only payments until April 30, 2019, at which time the Company has agreed and committed to repay the deferred principal payments as required per the terms of the related loan agreement for the period from June 30, 2018 - April 30, 2019. Under the terms of the SOFII forbearance agreement, the Company’s CEO agreed to a reduction of his salary by fifty percent during the forbearance period. On May 31, 2019, SOFII agreed to extend the forbearance period to July 31, 2019.

During the year ended December 31, 2018, the Company recognized interest expense of $49,353 (2017 - $43,882) in relation to this credit facility.

10.	Convertible debentures

			January 1
	2018	2017	2017
$358,216 (2017 - $106,088; January 1, 2017 - $106,088) , convertible debentures, including accumulated interest and accretion of $191,864 (2017 - $488,802; January 1, 2017 - $332,848)	550,080	594,890	438,936
Less: current portion	550,080	594,890	-

	-	-	438,936

On November 1, 2012, the Company received $500,000 in exchange for issuing a convertible debenture with a principal balance of $499,990 (the “Debenture”) and 105,263 common shares. The common shares had an estimated fair value at the date of issuance of $150,000 based on an estimated share price of $1.45 per share which was recognized as debt issuance costs with a corresponding increase to share capital. The Debenture bears interest at the Bank of Canada prime rate plus 1% per annum and was scheduled to mature on November 1, 2015. The debenture is secured by a GSA over all the Company’s assets which ranks subordinate to the operating line of credit GSA (Note 8) and Company’s long-term debt (Note 9). As required by the bank indebtedness forbearance agreement the Company executed a forbearance agreement with the debenture holder which extended the date of maturity to the earlier of: April 30, 2019 and the date that the debenture holder’s convertible promissory note (Note 12) matures. On May 31, 2019, the debenture holder agreed to extend the forbearance period to July 31, 2019. Accordingly, the convertible debentures have been presented as current on the Company’s consolidated statement of financial position.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

10.	Convertible debentures (Continued from previous page)

The Debenture holder has the option to convert the Debenture at maturity or on a change of control of the Company, into common shares at a price equal to 80% of the fair market value of the common shares. The Debenture will automatically convert in full, into the same class of securities as issued upon completion of a single equity issuance of not less than $1,000,000 (a “Significant Financing”).

The convertible debentures are being accounted for in accordance with their substance and are presented in the consolidated financial statements in their component parts, measured at their respective fair values at the time of issue. At date of issuance, the Company separated the embedded derivatives from the debenture host contracts, with the total proceeds first allocated to the fair value of the derivative financial instruments determined using the Black Scholes model, with the remaining proceeds allocated to the debt host contract. The proceeds from issue at the date of issuance were $499,990 and the fair value of the derivative financial liability related to the beneficial conversion feature on initial recognition was $338,183.

On February 8, 2013, the holder of the convertible debentures agreed to extend the maturity date of the Debentures to February 8, 2018. Management determined that the extension of the Debentures was in substance an extinguishment and refinancing of debt in accordance with IFRS 9 - Financial Instruments. To account for the extinguishment of the debt, the difference between the carrying amount of the original debentures and the consideration paid was recognized as a loss of $76,907 in the December 31, 2013 consolidated statement of loss and comprehensive loss. The debt issuance costs of $149,990 were written off at the time of extinguishment.

The holders of the convertible debentures agreed to further extend the maturity date of the Debentures on three further occasions, February 7, 2018, October 22, 2018 and May 31, 2019, extending the maturity date to July 31, 2018, April 30, 2019, and to July 31, 2019, respectively. Management again determined that the extensions of the Debentures resulted in substance in an extinguishment and refinancing of debt in accordance with IFRS 9 - Financial Instruments. In accounting for the extinguishment of the debt, the difference between the carrying amount of the debentures and the consideration paid were recognized as gains of $145,890 and $141,509, respectively in the December 31, 2018 consolidated statement of loss and comprehensive loss.

The estimated fair value of the derivative at December 31, 2018 was $142,816 (December 31, 2017 - $130,261, January 1, 2017- $171,817).

Derivative liability, January 1, 2017	171,817
Gain on revaluation to fair value	(41,556)
Derivative liability at December 31, 2017	130,261
Loss on revaluation to fair value	12,555
Derivative liability at December 31, 2018	142,816

During the year, the Company recorded accretion of $215,587 (2017 - $129,149). The Company incurred interest of $26,681 (2017 - $22,763) related to the convertible debentures, which are included in interest expense on the consolidated statement of loss and comprehensive loss.

The convertible debentures remained outstanding as at December 31, 2018. The Company used an option pricing model to estimate the fair value of of the derivatives at December 31, 2018 using the inputs shown below:

	2018	2017
Estimated price pers hare	$1.28	$1.28
Exercise price	$1.02	$1.02
Expected volatility	44.83%	54.62%
Expected option life	120 days	39 days
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	2.07%	1.43%

No active market exists for the Company’s common shares. For this reason, the Company considers the historical volatility of similar entities for which share price information is publicly-available when estimating the expected volatility. The listed entities used in the analysis operate within the same industry space, focusing on the delivery of similar products and services in the same industry.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

11.	Promissory notes - shareholders

Shareholder Promissory note #1 is unsecured, bears annual interest at the Toronto Dominion Bank (“TD Bank”) prime rate, has no fixed terms of repayment, and matures on the date that the Class A convertible preferred shares are redeemed or converted in full. The holder of Promissory note #1 has indicated his intention to extend the repayment of the note to after December 31, 2019. Promissory note #2 also bears annual interest at the TD Bank prime rate. Payment of this balance was due in February 2018. As the Company did not have the free cash available to repay this loan upon maturity they have violated the terms of the September 2015 settlement agreement reached with the holder of Promissory note #2. The Company has been in communication with the holder of Promissory note #2 and plan to repay this debt once the terms with the higher-ranking creditors (see below) have been renegotiated and it has sufficient cash flows and cash to do so under the terms of its related debt agreements.

During the year ended December 31, 2018, the Company recognized interest expense of $10,522 (2017 - $,10,940) on the consolidated statement of loss and comprehensive loss.

			January 1
	2018	2017	2017

Promissory note #1	341,665	330,772	321,355
Promissory note #2	36,770	69,722	91,465

	378,435	400,494	412,820
Less: current portion	36,770	69,722	91,465

	341,665	330,772	321,355

The promissory notes rank subordinate to the Company’s bank indebtedness (Note 8), long-term debt (Note 9) and convertible debentures (Note 10).

12.	Convertible promissory notes

In October 2018, certain of the Company’s shareholders each agreed to purchase a convertible promissory note from the Company, providing the Company with $370,000 to finance working capital needs and as required by the Indebtedness Creditor as part of the Conditions Precedent (Note 8). Each promissory note is unsecured and bears interest at 10% per annum.

Each promissory note holder has the option to convert its note upon maturity, being the earlier of six months from the date of purchase or on the date of a change of control of the Company, into non-convertible, non-participating preferred shares with a priority liquidation preference equal to three times the conversion price of $1.283 per share.

The convertible promissory notes are being accounted for in accordance with their substance and are presented in the financial statements in their component parts, measured at their respective fair values at the date of issuance. At the dates of issuance, the Company separated the embedded derivatives from the debenture host contracts, with the total proceeds first allocated to the fair value of the derivative financial instruments, with the remaining proceeds allocated to the debt host contract. The proceeds from issuance were $370,000 and the fair value of the derivative financial liability on initial recognition was $369,999.

During the year, the Company recorded accretion of $47 (2017 - $nil) and incurred interest of $6,192 (2017 - $nil) related to the convertible debentures, which are included in accretion expense and interest expense, respectively, on the consolidated statement of loss and comprehensive loss. The accrued interest is recorded in accounts payable and accrued liabilities on the consolidated statement of financial position.

The estimated fair value of the derivative instrument related to the three times principal liquidation feature as at December 31, 2018 was $702,000 (December 31, 2017 - $nil, January 1, 2017- $nil). The fair value was determined based on an estimated 90% probability of a liquidity event occurring multiplied by the estimated payout upon a liquidity event net of the estimated principal and interest outstanding at the time of such liquidity event.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

13.	Commitments

The Company has entered into various lease agreements with estimated minimum annual payments as follows:

2018	$389,545
2019	389,545
2020	227,235
$1,006,325

14.	Share-based payments

The Company has a stock option plan. These options are granted to employees, vest over a maximum of four years, and expire after a maximum of ten years. One option is exchangeable for one common share of the Company.

	Number of Options	Weighted Avg Exercise Price ($)
Options outstanding, January 1, 2017	389,092	1.28
Options issued	172,182	1.28
Options cancelled	(287,991)	1.28
Options outstanding, December 31, 2017	273,283	1.28
Options issued	192,255	1.28
Options cancelled	(105,432)	1.28
Options outstanding, December 31, 2018	360,106	1.28

The fair value of options granted during the year ended December 31, 2018 was estimated using the Black-Scholes option pricing model to determine the fair value of options granted using the following assumptions:

	2018	2017
Weighted average fair value per common share	1.28	1.28
Weighted average exercise price	1.28	1.28
Expected volatility	44.83%	40.93%
Expected option life (years)	4	4
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.68%	1.30%

No active market exists for the Company’s common shares. For this reason, the Company considers the historical volatility of similar entities for which share price information is publicly available when estimating the expected volatility. The listed entities used in the analysis operate within the same industry space, focusing on the delivery of similar products and services in the same industry.

The risk-free rate assumed in valuing the options is based on the Canadian treasury yield curve in effect at the time of grant for the expected term of the option. The expected dividend yield percentage at the date of grant is Nil as the Company is not expected to pay dividends in the foreseeable future. The Company has estimated its future stock option forfeitures to be nil for the year ended December 31, 2018 (2017 - nil, January 1, 2017 - nil).

The weighted average exercise price of the outstanding options was $1.28. The average remaining contractual life of outstanding options is 2.0 to 9.1 years. At December 31, 2018, 131,961 (2017 - 110,708 , January 1, 2017 - 87,402) options were vested and exercisable. During the year ended December 31, 2018, share-based compensation expense of $38,938 (2018 – $18,269) was recognized on the consolidated statement of loss and comprehensive loss.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

15.	Share capital

On June 11, 2014, the Company amended its articles of incorporation such that the authorized capital of the Company now consists of:

-	An unlimited number of common shares

-	An unlimited number of class A preferred shares

Common Shares

	2018	2017	January 1, 2017
2,105,263 Common shares (2017 - 2,105,263, January 1, 2017 - 2,105,263)	150,100	150,100	150,100

Each holder of common shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings at which only holders of class A convertible preferred shares are entitled to vote, and each holder of common shares shall be entitled to one vote in respect of each common share held by such holder.

The holders of common shares are not entitled to vote separately as a class upon any proposal to amend the articles of the Company to: (i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class; or (ii) create a new class or series of shares equal or superior to the shares of such class.

Subject to the rights of the holders of the class A convertible preferred shares, the holders of common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board out of monies properly applicable to the payment of dividends, in such amount and in such form as the board may from time to time determine. All dividends which the board may declare on the common shares shall be declared and paid in equal amounts per share on all common shares at the time outstanding.

If a liquidation event or deemed liquidation event occurs, subject to the rights and privileges attaching to the class A convertible preferred shares, the assets and property of the Company available for distribution to shareholders shall be distributed among the holders of the common shares on a pro rata basis in accordance with the number of common shares held by each holder.

Class A Convertible Preferred Shares

			January 1,
	2018	2017	2017
701,754 Class A convertible preferred shares - Series 1 (2017 - 701,754, January 1, 2017 - 701,754)	1,000,000	1,000,000	1,000,000
779,971 Class A convertible preferred shares - Series 2 (2017 - 779,971, January 1, 2017 - 779,971)	999,922	999,922	999,922
	1,999,922	1,999,922	1,999,922
Less : Share issuance costs	96,122	96,122	96,122
	1,903,800	1,903,800	1,903,800

The class A convertible preferred shares of each series including, without limitation, the series 1 preferred shares and the series 2 preferred shares, shall rank pari passu with the class A convertible preferred shares of every other series with respect to dividends and return of capital in the event of a liquidation event or deemed liquidation event.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

15.	Share capital (Continued from previous page)

On all matters submitted to a vote of holders of common shares, a holder of class A convertible preferred shares of each series including, without limitation, the series 1 preferred shares and the series 2 preferred shares, shall be entitled to the number of votes equal to the number of common shares into which the class A convertible preferred shares of such series are then convertible, and in all ways shall have voting rights and powers equal to the voting rights and powers of the common shares, including the right to receive notice of and to attend and vote at all meetings of shareholders of the Company.

The holders of class A convertible preferred shares are not entitled to vote separately as a class (or separately as any series thereof, as applicable) upon any proposal to amend the articles of the company to: (i) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series; or (ii) create a new class or series of shares equal or superior to the shares of such class or series.

The holders of class A convertible preferred shares of each series including, without limitation, the series 1 preferred shares and the series 2 preferred shares, shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board out of monies properly applicable to the payment of dividends, in such amount and in such form as the board may from time to time determine. All dividends which the board may declare on the class A convertible preferred shares of a series shall be declared and paid in equal amounts per share on all class A convertible preferred Shares of such series at the time outstanding.

These shares are convertible into common shares at the rate of one common share for each preferred share and are redeemable at the option of the holder for $1.45 per share for the series 1 preferred shares and $1.28 for the series 2 preferred shares. The preferred shares have a conversion feature that includes a price-based antidilution adjustment post-conversion. The price-based antidilution adjustment ensures preferred shareholders are made whole in the event of a down financing round at the expense of common shareholders; therefore, the conversion feature was assessed to be a derivative liability, and measured at fair value. The residual amount, being the difference between the subscription amount and the fair value of the derivative liability at the date on which the preferred shares were issued have been classified as a financial liability presented as preferred shares. The derivative liability was determined to have a fair value of $nil as at December 31, 2018 (2017 - $nil, January 1, 2017 - $nil) and was based upon an estimated fair value per common share cost conversion of $1.28.

16.	Financial instruments

The Company as part of its operations carries a number of financial instruments. It is management’s opinion that the Company is not exposed to significant risks arising from these financial instruments except as otherwise disclosed.

Fair value

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The fair value of the Company’s cash, accounts receivable, investment tax credits receivable and accounts payable and accrued liabilities are estimated by management to approximate their carrying values due to their short-term nature. The carrying value of the promissory notes - shareholders liability is also deemed to be representative of fair value as they have been financed at interest rates which are similar to current market interest rates.

Risk management policy

In the normal course of its business, the Company is exposed to a number of financial risks that can affect its operating performance. These risks, and the actions taken to manage them, are as noted below.

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

16.	Financial instruments (Continued from previous page)

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Company is exposed to interest rate risk through the impact of changes in market interest rates on the fair values of its instruments.

The Company is exposed to price risk with respect to the Company’s bank indebtedness (Note 8) which bears interest at a fixed rate of 5.45% (2017 - 5.45%, January 1, 2017 - nil) per annum , the convertible promissory notes which bears interest at fixed rate of 10% (2017 - nil, January 1, 2017 - nil), the Espresso Revolving Credit Facility (Note 9) with a fixed rate of 15.25% per annum (2017 - 15.25%, January 1, 2017 - nil) and the SOFII loan (Note 9) with a fixed rate of 11% per annum (2017 - 11%, January 1, 2017 - nil).

The Company is exposed to cash flow risk with respect to the Company’s convertible debentures (Note 10) which bear interest at the Bank of Canada prime rate plus 1% (2017 - Bank of Canada prime rate plus 1%, January 1, 2017 - Bank of Canada prime rate plus 1%) per annum and promissory notes to shareholders (Note 11) which bear interest at the TD Bank prime rate (2017 - TD Bank prime rate, January 1, 2017 - TB Bank prime rate) per annum.

Liquidity risk

Liquidity risk is the risk that the Company may not be able to generate sufficient cash resources to settle its obligations as they fall due. The Company manages liquidity risk by maintaining adequate cash balances and borrowing facilities, by continuously monitoring forecasted and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. The following table gives the Company’s financial liabilities and contractual maturities as follows:

	< 1 year	1-2 years	> 3 years	Total
Bank indebtedness	394,000	-	-	394,000
Accounts payable and accrued liabilities	223,092	-	-	223,092
Long-term debt	157,650	60,644	347,768	566,062
Convertible debentures	550,080	-	-	550,080
Promissory notes - shareholders	36,770	341,665	-	378,435
Convertible promissory notes	370,000	-	-	370,000

Credit risk and economic dependence

Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. The Company’s principal financial assets that expose it to credit risk are its cash, restricted short-term investments, accounts receivable, the Company mitigates this risk by monitoring the credit worthiness of its customers. Cash and restricted short-term investments are maintained with Canadian financial institutions.

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate.

	Current	Aged	Aged	Aged	Aged
	(1 - 30 days)	31 - 60 days	61 - 90 days	91 - 120 days	120 and over	Total
	$	$	$	$	$	$
Expected loss rate	0.50%	1.00%	1.50%	9.50%	50.00%
Gross trade receivables	237,970	1,915	15,462	3,656	26,304	285,307
Expected loss provision	1,190	19	232	347	13,152	14,940

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

16.	Financial instruments (Continued from previous page)

A credit concentration exists relating to accounts receivable. As at December 31, 2018, two customers (2017 - three; January 1, 2017 - three customers) accounted for approximately 57% (2017 - 69%, January 1, 2017 - 69%) of accounts receivable and three customers (2017 - three) accounted for 53% of revenues from operations (2017 - 62%). The loss of any of these customers could have a significant adverse impact on the Company’s financial results if replacement customers are not found in a timely manner.

As at December 31, 2018, the Company has recorded a provision for expected credit losses of $14,940 (2017 - $74,912, January 1, 2017 - $12,833).

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.The Company undertakes transactions denominated in United States dollars for which the related revenues, expenses, accounts receivable and accounts payable balances are subject to exchange rate fluctuations. Management regularly reviews the foreign exchange rates in relation to the Canadian dollar and the Company’s foreign currency position. As at December 31, 2018, the following items are denominated in United States dollars:

	2018	2017	January 1, 2017

Cash	17,124	109,350	(1,431)
Accounts receivable	285,307	712,331	362,793
Accounts payable and accrued liabilities	31,822	16,644	339,910

A 5% fluctuation of the United States dollar would result in an exchange gain or loss on the net financial assets of approximately $9,918 (2018 - $32,085, January 1, 2017 - $769) as at December 31, 2018.

17.	Related party transactions

Key management compensation of the Company

Key management personnel are comprised of the Company’s directors and executive officers. In addition to their salaries, key management personnel also receive share-based compensation. Key management personnel compensation is as follows:

			January 1
	2018	2017	2017
Salaries and benefits, including bonuses	344,583	360,000	360,000
Share-based compensation	5,751	17,603	21,039

	350,334	377,603	381,039

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

18.	Capital management

The Company’s objective in managing capital is to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions, so that it can provide above average returns for its shareholders. The Company defines capital that it manages as the aggregate of its shareholders’ deficit, which consists of issued capital and deficit.

The Company manages its capital structure and makes adjustments to it in light of general economic conditions and the risk characteristics of the underlying assets and the Company’s working capital requirements. In order to maintain or adjust the capital structure, the Company, upon approval from its Board of Directors, may issue long term debt, issue shares, repurchase shares through a normal course issuer bid and pay dividends. The Board of Directors reviews and approves any material transactions not in the ordinary course of business that may include various acquisition proposals, as well as capital and operating budgets. No changes were made in the objectives, policies or processes of capital management during the years ended December 31, 2018 and 2017. As disclosed in Notes 8 and 9, the Company is subject to covenants on its bank indebtedness and long-term debt.

19.	Income tax

The income tax expense for the year can be reconciled to the accounting profit as follows:

	2018	2017
Loss before recovery of income taxes	$(1,600,707)	$(1,943,083)
Expected tax rate	26.50%	26.50%
Expected tax recovery	(424,190)	(514,918)
Share based compensation and non-deductible expenses	84,720	30,649
Change in tax benefits not recognized	339,470	484,269
Current tax expense	$-	$-

Deferred taxes assets and liabilities originate as a result of temporary differences that arise between the income tax values and the carrying amounts of assets and liabilities for consolidated financial statement purposes.

The recoverability of deferred income tax assets is dependent on the Company generating sufficient taxable profits before any expiry or limitation periods. No deferred tax assets have been recognized by the Company as it has been determined that it is not probable that future taxable profits will be available against which the Company m ay realize benefits from its available deductible temporary differences . Deferred tax assets have not been recognized in respect of the following net deductible temporary differences:

	2018	2017

Property and equipment	$21,630	$21,054
Schedule 13 reserves	58,110	62,078
Non-capital losses carried forward	4,380,650	3,139,397
SR & ED Pool from T661	600,760	512,778
Other temporary differences	125,460	170,294
	5,186,610	3,905,601

The Company has the following non-capital losses carry-forwards that are expected to expire in the following years, if not utilized:

Year of expiration	Amount ($)
2033	240,960
2034	738,030
2035	629,320
2036	1,531,090
2037	1,241,250
4,380,650

Jibestream Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2018 and December 31, 2017

20.	Revenue

Revenue is disaggregated primarily by performance obligation. Contract liabilities include deferred revenue which represents cash received in advance of the service being provided.

	2018	2017
Revenue by Performance Obligation
Design and Implementation Revenue	1,370,021	2,103,802
License, Maintenance and Support Services Revenue	1,793,189	1,604,758

	3,163,210	3,708,560

Contract Liabilities
Deferred Design and Implementation Revenue	268,779	501,737
Deferred License, Maintenance and Support Services Revenue	1,183,108	936,927

	1,451,887	1,438,664

21.	Subsequent event

Subsequent to the year ended December 31, 2018, the shareholders of the Company agreed to sell 100% of the outstanding shares to Inpixon (the “Acquirer”), a United States publicly traded company, in exchange for consideration of $5,000,000 cash and $3,000,000 in shares of the Acquirer.